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                                                                     EXHIBIT 8.6

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT ("Agreement") is made as of August 28, 1997 between AMERICAN ACCESS TECHNOLOGIES, INC., a Florida corporation (the "Corporation"), and STEVE R. JONES, an individual (the "Consultant").

     WHEREAS, the Corporation had developed specialized products for the telecommunications industry; and

     WHEREAS, Consultant has been in the service of the Company as President and director; and

     WHEREAS, the Corporation and the Consultant wish to change Consultant's status with the Corporation to an independent consultant;

     THEREFORE, in consideration of the premises and covenants herein set forth, it is agreed as follows:

     1. Engagement. Corporation hereby engages Consultant as an independent consultant on the terms and conditions set forth herein and Consultant hereby resigns as an officer, director and employee of the Corporation.

          1.1 Consultant will consult with the Corporation at its request in the areas of his expertise at mutually acceptable times and places at twenty
(20) hours per month.

          1.2 Consultant shall not, without the prior written consent of the Corporation, directly or indirectly, during the term of this Agreement, render services of business, professional or commercial nature to any other person or entity, whether for compensation or otherwise, or engage in any activity competitive with or adverse to the Corporation's business or welfare, whether alone, as a partner or member, or as an officer, director, employee or 5% or greater shareholder of a corporation.
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     2.   Term of Engagement.  Subject to the provisions set forth herein, the term of Consultant's engagement hereunder shall continue for five (5) years.

     3. Duties. Such consultation shall be scheduled so as not to interfere with Consultant's other employment and shall not be in excess of twenty (20) hours per month without Consultant's consent.

     4. Compensation. For all services he may render to the Corporation during the term of this Agreement and in consideration of his agreement no to compete as set forth in paragraph 1.2, Consultant shall receive the following compensation:

          4.1 Consultant shall receive a base fee at the rate of $30,000 per year paid quarterly in arrears.

          4.2  Additional compensation:

               (i) Consultant shall be issued an option to purchase 40,000 of the Corporation's Common Stock on the last day of each year of the consulting term hereunder. Each option granted herein shall be exercisable for three (3) years from the date of issue. The exercise price of each such option shall be 125% of the average of the closing bid and asked price of the Corporation's Common Stock as reported on the date of issue, or if there is no such quotation on the date of issue, the next prior date on which there was such a quotation.

               (ii) In the event Consultant is the procuring cause of the Corporation's acquisition of a new product or business by license, purchase, merger, stock exchange, or otherwise, he shall be entitled to receive additional compensation of five (5%)



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of the value of such transaction as determined by the Corporation and its investment bankers, which sum shall be paid within ten (10) days of closing of any such transaction.

     5. Agreements concerning Stock. Consultant currently owns 400,000 shares of the Corporation's Common Stock and 70,000 $8.00 Stock Purchase Warrants. Consultant hereby agrees to return 200,000 shares of such stock to the Corporation and all of the $8.00 Stock Purchase Warrants to the Corporation upon execution hereof to be used for recruitment and incentives for officers, directors and key employees. With respect to his remaining 200,000 shares, Corporation agrees to include such shares for sale by Consultant in its registration statement filed in connection with its outstanding stock purchase warrants. Consultant agrees that he will not sell or transfer any such shares in an amount greater than 10,000 shares in any month for the 24 months following execution of this agreement. In order to facilitate the restrictions on resale contained herein, Consultant will deposit such shares in a brokerage account with Capital International Securities, Inc. with irrevocable instructions to honor the foregoing sale and transfer restrictions.

     6. Trade Secrets. Consultant agrees that he will not, during or two years after the termination of his engagement with the Corporation, furnish or make accessible to any person, firm, corporation or any other entity any trade secrets, technical data, customer list, sales representatives, or know-how including use of patents and patents pending acquired by him during the term of his employment with the Corporation which relates to the past and current business, practices, methods, processes, programs, equipment or other confidential or secret aspects of the business of the Company, or its subsidiaries or


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affiliates or any portion thereof, without the prior written consent of the
Corporation, unless such information shall have become public knowledge, other than being divulged or made accessible by Consultant.

     7. Non-disclosure. During the term of his engagement and for two (2) years after its termination. Consultant will not, directly or indirectly, disclose the names of the Corporation's customers, prospects or sales representatives or those of its subsidiaries and affiliates or attempt to influence such customers or representatives to cease doing business with the Company or its subsidiaries or affiliates.

     Consultant shall communicate and make known to the Corporation all knowledge possessed by him which he may legally impart relating to any methods, developments, designs, processes, programs, services, and ideas which concern in any way the business or prospects of the Corporation and its subsidiaries and affiliates from the time of entering his employment until the termination thereof.

     8. Conflict of Interest. Consultant agrees that during the term of his engagement and any extensions thereof, he will comply with the policy of the Corporation with respect to the Corporation entering into, directly or indirectly, any transactions with any business organization or other entity in which he or any member of his family has a direct or indirect ownership interest.

     9.   Miscellaneous.

          9.1 The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted


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both parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

          9.2 Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation, at the address of its principal place of business, and any notice to be given to Consultant shall be addressed to him at his home address last shown on the records of the Corporation, or such other address as either party may hereafter designate in writing to the other. Any notice shall be deemed duly given when mailed by registered or certified mail, postage prepaid, as provided herein.

          9.3 The provisions of the Agreement are severable, and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

          9.4 The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Corporation.

          9.5 This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       AMERICAN ACCESS TECHNOLOGIES, INC.



                                       By: /s/
                                          ----------------------------------


                                       /s/ Steve R. Jones
                                       -------------------------------------
                                       STEVE R. JONES






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